Exhibit 100.COE
                                                                 ---------------


                       CODE OF BUSINESS CONDUCT AND ETHICS

         As mandated by the Securities and Exchange Commission, this Code of Business Conduct and Ethics (this "Code") sets forth legal and ethical standards of conduct for the directors, officers and employees of Value Line, Inc. (the "Company") and the Value Line Mutual Funds. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company, its subsidiaries and each of the Value Line Mutual Funds and applies to each director and employee including the principal executive officer, principal financial officer, principal accounting officer or controller of each entity and persons performing similar functions.

         If you have any questions regarding this Code or its application to you in any situation, you should contact Mrs. Buttner.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

         If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to Mrs. Buttner. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

         All of us must always act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

                                                                 Exhibit 100.COE
                                                                 ---------------


CONFIDENTIALITY

         Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the CEO or legally mandated. Confidential information includes lists of clients, personal information about employees or subscribers and the like. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

         Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as directed by the CEO. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons who are Jean B. Buttner, Howard
A. Brecher or David T. Henigson. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the Company's authorized spokespersons.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

         Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

         Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. All of us must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

         All of us are bound to advance the Company's business interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

         Employees, officers and directors must honestly and accurately report all Company business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

         All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall

                                                                 Exhibit 100.COE
                                                                 ---------------


be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

         It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

         Anyone with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints to any of the Company's officers. All such concerns and complaints will be forwarded to the CEO. A record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter by the Company's Legal Counsel or any of its officers.

         The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

         The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

DISSEMINATION AND AMENDMENT

         This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

         The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

         This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company's at-will employment policy.

                                  CERTIFICATION


I, ___________________________________________ do hereby certify that:
              (Print Name Above)

         1. I have received and carefully read the Code of Business Conduct and Ethics of Value Line, Inc. and the Value Line Mutual Funds.

         2. I understand the Code of Business Conduct and Ethics.

         3. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.





Date: __________________________           __________________________________
                                                      (Signature)



EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCE DEPARTMENT WITHIN 30 DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.